Exhibit 4.4

[FORM OF OFFICERS’ CERTIFICATE]

COMCAST CORPORATION

Officers’ Certificate

November 23, 2010

Pursuant to Section 2.03 of the Indenture dated as of January 7, 2003 (the “Indenture”) by and among Comcast Corporation (the “Company”), the cable guarantors named therein and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture dated as of March 25, 2003, by and among the Company, the cable guarantors named therein and the Trustee, and as further supplemented by the Second Supplemental Indenture dated as of August 31, 2009, by and among the Company, the cable guarantors named therein (the “Cable Guarantors”) and the Trustee, and guaranteed on an unsecured and unsubordinated basis by the Cable Guarantors, the undersigned officers of the Company do hereby certify, in connection with the issuance of the Company’s £625,000,000 aggregate principal amount of 5.50% Notes Due 2029 (the “Notes”), that the terms of the Notes are as follows:

Title:	5.50% Notes Due 2029

Aggregate Principal Amount at Maturity:	£625,000,000

Principal Payment Date:	November 23, 2029

Interest:

5.50%

Interest on the Notes will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the date from which interest begins to accrue for the period (or November 23, 2010 if no interest has been paid on the Notes), to but excluding the next scheduled interest payment date. If the scheduled interest payment date is not a business day, then interest will be paid on the first business day following the scheduled interest payment date. Interest periods are unadjusted. The day count convention is ACTUAL/ACTUAL (ICMA).

Optional Redemption:	The Company may at its option redeem the Notes in whole or in part, at any time or from time to time prior to their maturity, on at least 30 days, but not more than 60 days, prior notice mailed to the registered address of each holder of the Notes, at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on an annual basis (ACTUAL/ACTUAL (ICMA)) at the Comparable Government Bond Rate (as defined in the Notes) plus 28 basis points, plus, in each case, accrued and unpaid interest thereon to the date of redemption, and as further described in the Prospectus Supplement dated November 17, 2010.

Additional Amounts:	The Company will, subject to certain exceptions and limitations set forth in the Prospectus Supplement dated November 17, 2010, pay additional amounts on the Notes as are necessary in order that the net payment by the Company or a paying agent of the principal of and interest on the Notes to a holder who is not a United States person, after withholding or deduction for any present or future tax, assessment or other governmental charge imposed by the United States or a taxing authority in the United States will not be less than the amount provided in the Notes to be then due and payable. See “Description of the Notes—Payment of Additional Amounts” in the Prospectus Supplement dated November 17, 2010.

Redemption for Tax Reasons:	The Company may offer to redeem all but not part of the Notes in the event of certain changes in the tax laws of the United States (or any

2

taxing authority in the United States). This redemption would be at 100% of the principal amount, together with interest accrued but unpaid on the Notes to the date fixed for redemption. See “Description of the Notes—Redemption for Tax Reasons” in the Prospectus Supplement dated November 17, 2010.

Additional Issuances:	The Notes need not be issued at the same time and the series may be reopened for issuance of an unlimited principal amount of additional Notes under this series. Additional Notes of this series will be consolidated with, and form a single series with, Notes then outstanding, including for purposes of determining whether the required percentage of the holders of record has given approval or consent to an amendment or waiver or joined in directing the Trustee to take certain actions on behalf of all holders.

Currency of Payment	All payments of interest and principal, including any payments made upon any redemption of the Notes, will be made in Sterling, or, if the United Kingdom adopts euro as its lawful currency, in euro. If Sterling or, in the event the Notes are redenominated into euro, euro is unavailable to the Company due to the imposition of exchange controls or other circumstances beyond the Company’s control, then all payments in respect of the Notes will be made in U.S. dollars until Sterling or euro, as the case may be, is again available to the Company or so used.

Form and Denomination	Global, £50,000 denominations and in multiples of £1,000 in excess thereof.

Conversion:	None

Sinking Fund:	None

Discharge or Defeasance	Reference to “money or U.S. Government Obligations” in the discharge and defeasance

3

sections of the Indenture shall, with respect to the Notes, refer to the lawful currency in which the Notes are payable at the time of deposit with the Trustee or government obligations of the United Kingdom (or the U.S. government if such currency is the U.S. dollar) payable in such currency.

Paying Agent	The Bank of New York Mellon, London Branch

Listing	The Company intends to apply to list the Notes on the New York Stock Exchange

Miscellaneous:	The terms of the Notes shall include such other terms as are set forth in the Form of Notes Due 2029 attached hereto as Exhibit A.

Each such officer has read and understands the provisions of the Indenture and the definitions relating thereto. The statements made in this Officers’ Certificate are based upon the examination of the provisions of the Indenture and upon the relevant books and records of the Company. In such officer’s opinion, he has made such examination or investigation as is necessary to enable such officer to express an informed opinion as to whether or not the covenants and conditions of such Indenture relating to the issuance and authentication of the Notes have been complied with. In such officer’s opinion, such covenants and conditions have been complied with.

4

IN WITNESS WHEREOF, the undersigned officers of the Company have duly executed this certificate as of the date first set forth above.

By:
	Name:	William E. Dordelman
	Title:	Senior Vice President and Treasurer

By:
	Name:	Arthur R. Block
	Title:	Senior Vice President, General Counsel and Secretary

5

EXHIBIT A

[FORM OF NOTE]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR BANK, S.A./N.V. AS OPERATOR OF THE EUROCLEAR SYSTEM (“EUROCLEAR”) AND CLEARSTREAM BANKING, SOCIETE ANONYME, LUXEMBOURG (“CLEARSTREAM, LUXEMBOURG”, TOGETHER WITH EUROCLEAR, “EUROCLEAR/CLEARSTREAM”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF THE BANK OF NEW YORK DEPOSITORY (NOMINEES) LIMITED OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR/CLEARSTREAM (AND ANY PAYMENT IS MADE TO THE BANK OF NEW YORK DEPOSITORY (NOMINEES) LIMITED OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR/CLEARSTREAM), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL IN AS MUCH AS THE REGISTERED OWNER HEREOF, THE BANK OF NEW YORK DEPOSITORY (NOMINEES) LIMITED, HAS AN INTEREST HEREIN.

COMCAST CORPORATION

5.50% Note Due 2029

No. [ ]	CUSIP No.: 20030N BC4
ISIN No.: XS0562326214
Common Code: 056232621
£[ ]

COMCAST CORPORATION, a Pennsylvania corporation (the “Issuer”, which term includes any successor corporation), for value received promises to pay to The Bank of New York Depository (Nominees) Limited as nominee of The Bank of New York Mellon, London Branch, a common depositary for Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme, Luxembourg, or registered assigns, the principal sum of £[            ] ([            ] Million Pounds Sterling) on November 23, 2029.

Interest Payment Date: November 23 (the “Interest Payment Date”), commencing on November 23, 2011.

Interest Record Date: one business day (as defined by Euroclear/Clearstream) prior to the Interest Payment Date (the “Interest Record Date”).

Reference is made to the further provisions of this Security contained herein, which will for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Issuer has caused this Security to be signed manually or by facsimile by its duly authorized officer under its corporate seal.

COMCAST CORPORATION

By:
	Name:	William E. Dordelman
	Title:	Senior Vice President and Treasurer

[Seal of Comcast Corporation]

Attest:

By:
	Name:	Arthur R. Block
	Title:	Senior Vice President, General Counsel and Secretary

This is one of the series designated herein and referred to in the within-mentioned Indenture.

Dated: November 23, 2010

THE BANK OF NEW YORK MELLON, as Trustee

By:
Authorized Signatory

(REVERSE OF SECURITY)

COMCAST CORPORATION

5.50% Note Due 2029

1.	Interest.

COMCAST CORPORATION, a Pennsylvania corporation (the “Issuer”), promises to pay interest on the principal amount of this Security at the rate per annum shown above. Cash interest on the Securities will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from November 23, 2010. The Issuer will pay interest annually in arrears on each Interest Payment Date, commencing November 23, 2011.

Interest on the Securities will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the date from which interest begins to accrue for the period (or November 23, 2010 if no interest has been paid on the Securities), to but excluding the next scheduled Interest Payment Date. If the scheduled Interest Payment Date is not a Business Day, then interest will be paid on the first Business Day following the scheduled Interest Payment Date. Interest periods are unadjusted. The day count convention is ACTUAL/ACTUAL (ICMA).

“Business Day” means any day other than a Saturday or Sunday or a day on which banking institutions in The City of New York or the City of London are authorized or required by law or executive order to close.

The Issuer shall pay interest on overdue principal from time to time on demand at the rate borne by the Securities and on overdue installments of interest (without regard to any applicable grace periods) to the extent lawful.

2.	Issuance in Sterling.

Principal and interest payments in respect of the Securities will be payable in Sterling. If the United Kingdom adopts euro, in lieu of Sterling, as its lawful currency, the Securities will be redenominated in euro on a date determined by the Issuer, with a principal amount for each Security equal to the principal amount of that Security in Sterling, converted into euro at the rate established by the applicable law; provided that, if the Issuer determines after consultation with the Paying Agent that the then current market practice in respect of redenomination into euro of internationally offered securities is different from the provisions specified above, such provisions will be deemed to be amended so as to comply with such market practice and the Issuer will promptly notify the Trustee and the Paying Agent of such deemed amendment. The Issuer will give 30 days’ notice of the redenomination date to the Paying Agent, the Trustee and Euroclear/Clearstream.

If Sterling or, in the event the Securities are redenominated in euro, euro is unavailable to the Issuer due to the imposition of exchange controls or other circumstances beyond our control (other than due to the circumstances described in the preceding paragraph), then all payments in respect of the Securities will be made in U.S. dollars until Sterling or euro, as the case may be, is again available to the Issuer. The amount payable on any date in Sterling or, in the event the Securities are redenominated in euro, euro will be converted to U.S. dollars on the basis of the then most recently available market exchange rate for Sterling or euro, as the case may be. Any payment in respect of the Securities so made in U.S. dollars will not constitute an event of default under the Indenture.

3.	Method of Payment.

The Issuer shall pay interest on the Securities (except defaulted interest) to the persons who are the registered Holders at the close of business on the Interest Record Date immediately preceding the Interest Payment Date notwithstanding any transfer or exchange of such Security subsequent to such Interest Record Date and prior to such Interest Payment Date. Holders must surrender Securities to The Bank of New York Mellon (the “Trustee”) to collect principal payments.

However, the payments of interest, and any portion of the principal (other than interest payable at maturity or on any redemption or repayment date or the final payment of principal) shall be made by the Paying Agent, upon receipt from the Issuer of immediately available funds by 11:00 a.m., New York City time (or such other time as may be agreed to between the Issuer and the Paying Agent or the Issuer), directly to a Holder (by Federal funds wire transfer or otherwise) if the Holder has delivered written instructions to the Trustee 15 days prior to such payment date requesting that such payment will be so made and designating the bank account to which such payments shall be so made and in the case of payments of principal surrenders the same to the Trustee in exchange for a Security or Securities aggregating the same principal amount as the unredeemed principal amount of the Securities surrendered.

4.	Paying Agent.

Initially, The Bank of New York Mellon, London Branch will act as Paying Agent. The Issuer may change any Paying Agent without notice to the Holders.

5.	Indenture.

The Issuer issued the Securities under an Indenture dated as of January 7, 2003 (the “Indenture”) by and among the Issuer, the cable guarantors named therein and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture dated as of March 25, 2003, by and among the Company, the cable guarantors named therein and the Trustee, and as further supplemented by the Second Supplemental Indenture dated as of August 31, 2009, by and among the Issuer, the cable guarantors named therein (the “Cable Guarantors”) and the Trustee. Capitalized terms herein are used as defined in the Indenture unless otherwise defined herein. The terms of the Securities include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) (the “TIA”), as in effect on the date of the Indenture until such time as the Indenture is qualified under the TIA, and thereafter as in effect on the date on which the Indenture is qualified under the TIA. Notwithstanding anything to the contrary herein, the Securities are subject to all such terms, and Holders of Securities are referred to the Indenture and the TIA for a statement of them. To the extent the terms of the Indenture and this Security are inconsistent, the terms of the Indenture shall govern.

6.	Cable Guarantees.

Each Cable Guarantor has irrevocably, fully and unconditionally guaranteed, jointly and severally, on an unsecured basis, the full and punctual payment (whether at maturity, upon redemption or otherwise) of the principal of and interest on, and all other amounts payable under, the Securities, and the full and punctual payment of all other amounts payable by the Issuer under the Indenture, subject to certain terms and conditions set forth in the Indenture.

7.	Denominations; Transfer; Exchange.

The Securities are in registered form, without coupons, in denominations of £50,000 and multiples of £1,000 in excess thereof. A Holder shall register the transfer of or exchange Securities in accordance with the Indenture. The Issuer may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay certain transfer taxes or similar governmental charges payable in connection therewith as permitted by the Indenture. The Issuer need not issue, authenticate, register the transfer of or exchange any Securities or portions thereof for a period of fifteen (15) days before the mailing of a notice of redemption, nor need the Issuer register the transfer or exchange any security selected for redemption in whole or in part.

8.	Persons Deemed Owners.

The registered Holder of a Security shall be treated as the owner of it for all purposes.

9.	Unclaimed Funds.

If funds for the payment of principal or interest remain unclaimed for two years, the Trustee and the Paying Agent will repay the funds to the Issuer at its written request. After that, all liability of the Trustee and such Paying Agent with respect to such funds shall cease.

10.	Legal Defeasance and Covenant Defeasance.

The Issuer and the Cable Guarantors may be discharged from their respective obligations under the Securities and under the Indenture with respect to the Securities except for certain provisions thereof, and may be discharged from obligations to comply with certain covenants contained in the Securities and in the Indenture with respect to the Securities, in each case upon satisfaction of certain conditions specified in the Indenture.

Reference to “money or U.S. Government Obligations” in the discharge and defeasance sections of the Indenture shall, with respect to the Securities, refer to the lawful currency in which the Securities are payable at the time of deposit with the Trustee or government obligations of the United Kingdom (or the U.S. government if such currency is the U.S. dollar) payable in such currency.

11.	Amendment; Supplement; Waiver.

Subject to certain exceptions, the Securities and the provisions of the Indenture relating to the Securities may be amended or supplemented with the written consent of the Holders of at least a majority in aggregate principal amount of the Securities then outstanding, and any existing Default or Event of Default or compliance with certain provisions may be waived with the consent of the Holders of a majority in aggregate principal amount of the Securities then outstanding. Without notice to or consent of any Holder, the parties thereto may amend or supplement the Indenture and the Securities to, among other things, cure any ambiguity, defect or inconsistency, provide for uncertificated Securities in addition to or in place of certificated Securities or comply with any requirements of the Commission in connection with the qualification of the Indenture under the TIA, or make any other change that does not adversely affect the rights of any Holder of a Security.

12.	Restrictive Covenants.

The Indenture contains certain covenants that, among other things, limit the ability of the Issuer and the Cable Guarantors to incur liens securing indebtedness, or to enter into sale and leaseback transactions, and of the Issuer to merge or sell all or substantially all of its assets. The limitations are subject to a number of important qualifications and exceptions. The Issuer must annually report to the Trustee on compliance with such limitations.

13.	Redemption.

The Issuer will have the right at its option to redeem any of the Securities in whole or in part, at any time or from time to time prior to their maturity, on at least 30 days, but not more than 60 days, prior notice mailed to the registered address of each

Holder of the Securities, at a redemption price equal to the greater of (i) 100% of the principal amount of such Securities and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on an annual basis (ACTUAL/ACTUAL (ICMA)) at the Comparable Government Bond Rate plus 28 basis points plus, in each case, accrued interest thereon to the date of redemption.

“Comparable Government Bond Rate” means the price, expressed as a percentage (rounded to three decimal places, 0.0005 being rounded upwards), at which the gross redemption yield (as calculated by the trustee) on the Securities, if they were to be purchased at such price on the third Business Day prior to the date fixed for redemption, would be equal to the gross redemption yield on such Business Day of the Comparable Government Bond (as defined below) on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London time) on such Business Day as determined by an independent investment bank selected by the Issuer.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by the Issuer, a United Kingdom government bond whose maturity is closest to the maturity of the Securities, or if such independent investment bank in its discretion considers that such similar bond is not in issue, such other United Kingdom government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, United Kingdom government bonds selected by such independent investment bank, determine to be appropriate for determining the Comparable Government Bond Rate.

The Securities are also subject to redemption prior to maturity if certain events occur involving United States taxation. If any of these special tax events do occur, the Securities will be redeemed at a redemption price of 100% of their principal amount plus accrued and unpaid interest to the date fixed for redemption. See Section 15 “Redemption for Tax Reasons.”

On and after the redemption date, interest will cease to accrue on the Securities or any portion of the Securities called for redemption (unless the Issuer. defaults in the payment of the redemption price and accrued interest). On or before the redemption date, the Issuer will deposit with the Trustee money sufficient to pay the redemption price of and (unless the redemption date shall be an Interest Payment Date) accrued interest to the redemption date on the Securities to be redeemed on such date. If less than all of the Securities are to be redeemed, the Securities to be redeemed shall be selected by the Trustee by such method as the Trustee shall deem fair and appropriate.

14.	Payment of Additional Amounts.

The Issuer will, subject to the exceptions and limitations set forth below, pay as additional interest on the Securities such additional amounts as are necessary in order that the net payment by the Issuer or the Paying Agent of the principal of and interest on the

Securities to a Holder who is not a United States person (as defined below), after withholding or deduction for any present or future tax, assessment or other governmental charge imposed by the United States or a taxing authority in the United States will not be less than the amount provided in the Securities to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts shall not apply:

(1) to any tax, assessment or other governmental charge that would not have been imposed but for the Holder, or a fiduciary, settlor, beneficiary, member or shareholder of the Holder if the Holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary Holder, being considered as:

(a) being or having been engaged in a trade or business in the United States or having or having had a permanent establishment in the United States;

(b) having a current or former connection with the United States (other than a connection arising solely as a result of the ownership of the Securities, the receipt of any payment or the enforcement of any rights hereunder), including being or having been a citizen or resident of the United States;

(c) being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation with respect to the United States or a corporation that has accumulated earnings to avoid United States federal income tax;

(d) being or having been a “10-percent shareholder” of Comcast as defined in section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the “Code”) or any successor provision; or

(e) being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into the ordinary course of its trade or business;

(2) to any Holder that is not the sole beneficial owner of the Securities, or a portion of the Securities, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficiary or settlor with respect to the fiduciary, a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

(3) to any tax, assessment or other governmental charge that would not have been imposed but for the failure of the Holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the Holder or beneficial owner of the Securities, if compliance is required by statute, by regulation of the United States or any taxing authority therein or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

(4) to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by the Issuer or the Paying Agent from the payment;

(5) to any tax, assessment or other governmental charge that would not have been imposed but for a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

(6) to any estate, inheritance, gift, sales, excise, transfer, wealth, capital gains or personal property tax or similar tax, assessment or other governmental charge;

(7) to any withholding or deduction that is imposed on a payment to an individual and that is required to be made pursuant to any law implementing or complying with, or introduced in order to conform to, any European Union Directive on the taxation of savings;

(8) to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any Securities, if such payment can be made without such withholding by at least one other paying agent;

(9) to any tax, assessment or other governmental charge that would not have been imposed but for the presentation by the Holder of any Securities, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later; or

(10) in the case of any combination of items (1), (2), (3), (4), (5), (6), (7), (8), and (9).

The Securities are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to the Securities. Except as specifically provided under this section “Payments of Additional Amounts,” the Issuer will not be required to make any payment for any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.

As used under this section “Payments of Additional Amounts” and under Section 14 “Redemption for Tax Reasons”, the term “United States” means the United States of America (including the states and the District of Columbia and any political subdivision thereof), and the term “United States person” means any individual who is a citizen or resident of the United States for U.S. federal income tax purposes, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia (other than a partnership that is not treated as a United States person under any applicable Treasury regulations), or any estate or trust the income of which is subject to United States federal income taxation regardless of its source.

15.	Redemption for Tax Reasons.

If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States (or any taxing authority in the United States), or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after November 17, 2010, the Issuer becomes or, based upon a written opinion of independent counsel selected by the Issuer, will become obligated to pay additional amounts as described herein under Section 13 “Payments of Additional Amounts” with respect to the Securities, then the Issuer may at any time at our option redeem, in whole, but not in part, the Securities on not less than 30 nor more than 60 days prior notice, at a redemption price equal to 100% of their principal amount, together with interest accrued but unpaid on those Securities to the date fixed for redemption.

16.	Defaults and Remedies.

If an Event of Default (other than certain bankruptcy Events of Default with respect to the Issuer or any of the Cable Guarantors) occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of Securities then outstanding may declare all of the Securities to be due and payable immediately in the manner and with the effect provided in the Indenture. If a bankruptcy Event of Default with respect to the Issuer or any of the Cable Guarantors occurs and is continuing, all the Securities shall be immediately due and payable immediately in the manner and with the effect provided in the Indenture without any notice or other action on the part of the Trustee or any Holder. Holders of Securities may not enforce the Indenture, the Securities or the Cable Guarantees except as provided in the Indenture. The Trustee is not obligated to enforce the Indenture, the Securities or the Cable Guarantees unless it has received indemnity satisfactory to it. The Indenture permits, subject to certain limitations therein provided, Holders of a majority in aggregate principal amount of the Securities then outstanding to direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of Securities notice of certain continuing Defaults or Events of Default if it determines that withholding notice is in their interest.

17.	Trustee Dealings with Issuer.

The Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Securities and may otherwise deal with the Issuer as if it were not the Trustee.

18.	No Recourse Against Others.

No stockholder, director, officer, employee or incorporator, as such, of the Issuer, any Cable Guarantor or any successor Person thereof shall have any liability for any obligation under the Securities, the Cable Guarantees or the Indenture or for any claim based on, in respect of or by reason of, such obligations or their creation. Each Holder of a Security by accepting a Security waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Securities.

19.	Authentication.

This Security shall not be valid until the Trustee manually signs the certificate of authentication on this Security.

20.	Abbreviations and Defined Terms.

Customary abbreviations may be used in the name of a Holder of a Security or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

21.	CUSIP Numbers.

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP numbers to be printed on the Securities as a convenience to the Holders of the Securities. No representation is made as to the accuracy of such numbers as printed on the Securities and reliance may be placed only on the other identification numbers printed hereon.

22.	Governing Law.

The laws of the State of New York shall govern the Indenture and this Security thereof.

ASSIGNMENT FORM

I or we assign and transfer this Security to

(Print or type name, address and zip code of assignee or transferee)

(Insert Social Security or other identifying number of assignee or transferee)

and irrevocably appoint                                                                                                   agent to transfer this Security on the books of the Issuer. The agent may substitute another to act for him.

Dated:	Signed:
(Signed exactly as name appears on the other side of this Security)

Signature Guarantee:
Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor program reasonably acceptable to the Trustee)